UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549
                                                                SEC FILE NUMBER
                            FORM 12b-25
                                                                000837759
                    NOTIFICATION OF LATE FILING
                                                                CUSIP NUMBER

                                                                561240 10 2

(Check One): [ ]Form 10-K []Form 20-F []Form 11-K [x] Form 10-Q [ ] Form N-SAR

   For Period Ended: 12/31/94

   [ ] Transition Report on Form 10-K
   [ ] Transition Report on Form 20-F
   [ ] Transition Report on Form 11-K
   [ ] Transition Report on Form 10-Q
   [ ] Transition Report on Form N-SAR
   For the Transition Period Ended: ___________________________________________

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

_______________________________________________________________________________

PART II -- REGISTRANT INFORMATION
Mallon Resources Corporation
(Full Name of Registrant)

_______________________________________________________________________________
Former Name if Applicable

999 18th Street, Suite 1700
(Address of Principal Executive Office (Street and Number))

Denver, CO 80202
(City, State and Zip Code)

_______________________________________________________________________________

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be
[ ] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The company cannot file its Form 10-Q within the prescribed time period because its Form 10-K was filed on May 10, 1995, and the company has not been able to complete its Form 10-Q in the five days since filing the Form 10-K.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Roy Ross   303                 293-2333
     (Name)  (Area Code)       (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30
     of the Investment Company Act of 1940 during the preceding
     12 months (or for such shorter) period that the registrant was required to file such reports) been filed?  If answer is
     no, identify report(s).                                      [x]Yes  [ ]No

_______________________________________________________________________________

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be
     included in the subject report or portion thereof?          [ ]Yes  [x]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

_______________________________________________________________________________


                            Mallon Resources Corporation
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   May 16, 1995                    By Roy Ross
                                            Roy Ross,
                                            Executive Vice President
                                               (Name and Title)
INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized repre-sentative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.